Exhibit 99.1
GARY SAWKA APPOINTED CFO OF QUESTCOR PHARMACEUTICALS
Union City, CA — September 11, 2008 — Questcor Pharmaceuticals, Inc. (NASDAQ:QCOR) announced today that Gary M. Sawka, 62, has been appointed Senior Vice President of Finance and Chief Financial Officer. Mr. Sawka succeeds George Stuart, 45, who, as previously announced in August, is transitioning from the Company due to family reasons. Mr. Sawka brings 20 years of CFO experience to Questcor and was most recently Chief Financial Officer of Tripath Technology, Inc.
“Gary Sawka is a seasoned, experienced executive who brings a wealth of public company and financial management experience to Questcor,” said Don M. Bailey, President and CEO. “Throughout his distinguished career, Gary has been a leader in financial management, corporate development and corporate governance. Our executive team looks forward to benefiting from his broad-based background and participation in our efforts to generate additional shareholder value,” added Mr. Bailey.
“We also want to thank George Stuart for his significant contributions during the past three years and his willingness to remain with our company on a part-time basis to ensure a smooth transition,” noted Mr. Bailey.
During his distinguished career, Mr. Sawka has served as the Chief Financial Officer of Tripath Technology, Inc., ePlanning Securities, TVIA, Inc., PRIMESOURCE Corporation and ITEL Container Corporation. In addition, he has served as interim CFO for a variety of public and private companies and is a member of the Board of Directors and audit committee of CAI International, Inc. (NYSE:CAI). Mr. Sawka holds a Bachelor of Science degree from the University of Southern California and an MBA from Harvard University.
About Questcor
Questcor Pharmaceuticals, Inc. is a pharmaceutical company that markets two commercial products, H.P. Acthar® Gel (“Acthar”) and Doral®. Acthar (repository corticotropin injection) is an injectable drug that is approved for the treatment of certain disorders with an inflammatory component, including the treatment of exacerbations associated with multiple sclerosis (“MS”). In addition, Acthar is not indicated for, but is used in treating patients with infantile spasms (“IS”), a rare form of refractory childhood epilepsy, and opsoclonus myoclonus syndrome, a rare autoimmune-related childhood neurological disorder. Doral is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. The Company is also developing QSC-001, a unique orally disintegrating tablet formulation of hydrocodone bitartrate and acetaminophen for the treatment of moderate to moderately severe pain. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to continue to successfully implement its strategy and business model for Acthar, the introduction of competitive products, regulatory changes including possible outcomes relating to a recent

Congressional hearing regarding orphan drug pricing, Questcor’s ability to accurately forecast the demand for its products, the gross margin achieved from the sale of its products, Questcor’s ability to enforce its product returns policy, Questcor’s ability to estimate the quantity of Acthar used by government entities and Medicaid-eligible patients, that the actual amount of rebates and discounts related to the use of Acthar by government entities and Medicaid-eligible patients may differ materially from Questcor’s estimates, the sell-through by Questcor’s distributors, the expenses and other cash needs for upcoming periods, the inventories carried by Questcor’s distributors, specialty pharmacies and hospitals, volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s ability to attract and retain key management personnel, Questcor’s ability to utilize its net operating loss carry-forwards to reduce income taxes on taxable income, research and development risks, uncertainties regarding Questcor’s intellectual property and the uncertainty of receiving required regulatory approvals in a timely way, or at all, other research and development risks, as well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2007 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
CONTACT INFORMATION:
Questcor Pharmaceuticals, Inc.
Don Bailey
510-400-0776
dbailey@Questcor.com

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